EXHIBIT 23.1

WEAVER & MARTIN

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Current Report on Form 8-K of American Environmental Energy, Inc. of our report dated February 8, 2010, relating to our audits of the financial statements, appearing in the Current Report.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC
Kansas City, Missouri
July 19, 2010